EXHIBIT 4.2

DESCRIPTION OF CAPITAL STOCK

The following information summarizes certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, bylaws, and to applicable Washington law.

General

Banner’s authorized capital stock consists of:

•	50,000,000 shares of common stock, $0.01 par value per share;

•	5,000,000 shares of non-voting common stock, $0.01 par value per share; and

•	500,000 shares of preferred stock, $0.01 par value per share.

As of January 31, 2026, there were 34,097,856 shares of Banner common stock issued and outstanding. No shares of Banner non-voting common stock and no shares of Banner preferred stock are currently outstanding. Banner’s common stock is traded on NASDAQ under the symbol “BANR.”

Common Stock

Each share of Banner common stock has the same relative rights and is identical in all respects with each other share of Banner common stock. Banner common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.

Subject to any prior rights of the holders of any preferred or other stock of Banner then outstanding, holders of Banner common stock are entitled to receive such dividends as are declared by the board of directors of Banner out of funds legally available for dividends.

Except with respect to greater than 10% stockholders, full voting rights are vested in the holders of Banner common stock and each share is entitled to one vote. See “—Anti-Takeover Effects—Restrictions on Voting Rights.” Subject to any prior rights of the holders of any Banner preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of Banner, holders of shares of Banner common stock will be entitled to receive, pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Banner common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by Banner, nor do they have cumulative voting rights.

Nonvoting Common Stock

The holders of Banner nonvoting common stock have no voting rights except as required by the Washington Business Corporations Act, which we refer to as the “WBCA,” and as described in the next sentence. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Banner nonvoting common stock, voting separately as a class, is required to amend Banner’s articles of incorporation to alter or change the designation, preferences, limitations or relative rights of all or part of the shares of Banner nonvoting common stock.

Except with respect to voting, Banner nonvoting common stock and Banner common stock have the same rights, preferences and privileges, share ratably in all assets of the corporation upon its liquidation, dissolution or winding-up, are entitled to receive dividends (other than certain stock dividends described in the next sentence) in the same amount per share and at the same time, as and if declared by Banner’s board of directors, and are equal and identical in all other respects as to all other matters. In the event of any stock dividend having the effect of a stock split, stock combination or other reclassification of shares of either the Banner common stock or the Banner nonvoting common stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner, except that holders of Banner common stock will receive only shares of Banner common stock in respect of their shares of Banner common stock and holders of Banner nonvoting common stock will receive only shares of Banner nonvoting common stock in respect of their shares of Banner nonvoting common stock.

No transfer of shares of Banner nonvoting common stock by the initial holders of those shares (or such holders’ affiliates) is permitted, except for specified permitted transfers or transfers to affiliates of the initial holders of the nonvoting common stock. Each share of nonvoting common stock will be converted automatically into one share of common stock upon a permitted transfer.

In the event of any merger, consolidation, reclassification or other transaction in which the shares of Banner common stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Banner nonvoting common stock will simultaneously be similarly exchanged or changed into an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property that such Banner nonvoting common stock would be entitled to receive if it were converted into a share of Banner common stock immediately prior to such transaction. In case of any offer to repurchase shares, pro rata subscription offer, rights offer or similar offer to holders of Banner common stock, Banner is required to provide the holders of Banner nonvoting common stock the right to participate.

Preferred Stock

Our Articles of Incorporation permit our board of directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, at such time or times and for such consideration as the board of directors of Banner may determine, without stockholder action. The board of directors of Banner is expressly authorized at any time, and from time to time, to issue Banner preferred stock, with such voting and other powers, liquidation preferences and participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of Banner is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any voting rights. The ability of Banner’s board of directors to approve the issuance of preferred or other stock without stockholder approval could dilute the voting power or other rights or adversely affect the market value of our common stock and may make an acquisition by an unwanted suitor of a controlling interest in Banner more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Banner.

Shares of preferred stock redeemed or acquired by Banner may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by Banner upon approval of its board of directors.

Anti-Takeover Effects

The provisions of our Articles of Incorporation, our Bylaws, and Washington law summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, 5,000,000 shares of non-voting common stock and 500,000 shares of preferred stock. These shares of common stock and preferred stock provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Restrictions on Voting Rights. Our Articles of Incorporation provide for restrictions on voting rights of shares owned in excess of 10% of any class of our equity securities. Specifically, our Articles of Incorporation provide that if any person or group acting in concert acquires the beneficial ownership of more than 10% of any class of our equity securities without the prior approval by a two-thirds vote of our “Continuing Directors,” (as defined therein) then, with respect to each vote in excess of 10% of the voting power of our outstanding shares of voting stock which such person would otherwise have been entitled to cast, such person is entitled to cast only one-hundredth of one vote per share. Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of our “Continuing Directors” and for our employee benefit plans. Under our Articles of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and the Articles of Incorporation provide that a majority of our Continuing Directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement these restrictions. These restrictions would, among other things, restrict voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

Board of Directors. Our Articles of Incorporation and our Bylaws were amended in May 2022 to eliminate staggered terms for directors and provide for the annual election of all directors. All directors are subject to annual elections.

Our Articles of Incorporation provide that the size of the board of directors is not less than five or more than 25 as set in accordance with the Bylaws. The Articles of Incorporation provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, will be filled by a vote of two-thirds of the directors then in office. Any director so chosen will hold office for a term expiring at the next annual meeting of stockholders. The Articles of Incorporation further provide that a director may be removed from the board of directors prior to the expiration of their term only for cause and only upon the vote of the holders of 80% of the total votes eligible to be cast thereon. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire board of directors, but only with cause, and replace it with persons of such holders’ choice.

Cumulative Voting, Special Meetings and Action by Written Consent. Our Articles of Incorporation do not provide for cumulative voting for any purpose. Moreover, the Articles of Incorporation provide that special meetings of stockholders may be called only by our board of directors or by a committee of the board of directors. In addition, our Bylaws require that any action taken by written consent must receive the consent of all of the outstanding voting stock entitled to vote on the action taken.

Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Articles of Incorporation require the approval of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the approval of the holders of at least 80% of the outstanding shares of each such class or series) and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a “Related Person,” for certain “Business Combinations” involving a Related Person, except in cases where the proposed transaction has been approved in advance by two-thirds of those members of Banner’s board of directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term “Related Person” is defined to include any individual, corporation, partnership or other entity (other than tax-qualified benefit plans of Banner) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of Banner or an affiliate of such person or entity. The term “Business Combination” is defined to include: (i) any merger or consolidation of Banner with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Banner to a Related Person; (iii) any merger or consolidation of a Related Person with or into Banner or a subsidiary of Banner; (iv) any sale, lease, exchange, transfer or other disposition of certain assets of a Related Person to Banner or a subsidiary of Banner; (v) the issuance of any securities of Banner or a subsidiary of Banner to a Related Person; (vi) the acquisition by Banner or a subsidiary of Banner of any securities of a Related Person; (vii) any reclassification of common stock of Banner or any recapitalization involving the common stock of Banner; or (viii) any agreement or other arrangement providing for any of the foregoing.

Washington law imposes restrictions on certain transactions between a corporation and certain significant stockholders. Chapter 23B.19 of the WBCA prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “Acquiring Person” who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless (a) the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, (b) at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a stockholders’ meeting by the affirmative vote of at least two-thirds of the votes entitled to be cast by the outstanding voting shares of the target corporation, excluding shares owned or controlled by the Acquiring Person. The prohibited transactions include, among others, a merger or consolidation with, or issuance or redemption of stock to or from, the Acquiring Person; the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of assets, to or with an Acquiring Person, with an aggregate market value equal to five percent or more of the aggregate market value of the target corporation’s consolidated assets, outstanding shares or consolidated net income; termination of 5% or more of the target corporation’s employees employed in Washington state, as a result of the Acquiring Person’s acquisition of 10% or more of the target corporation’s shares; or allowing the Acquiring Person to receive any disproportionate benefit as a stockholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or stockholder approval requirements are met. Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements. This summary of certain WBCA provisions does not purport to be complete.

Amendment of Articles of Incorporation and Bylaws. Amendments to our Articles of Incorporation must be approved by our board of directors by a majority vote of the board of directors and by our stockholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the provision limiting voting rights, if applicable) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to the removal of directors, stockholder nominations and proposals, the approval of certain business combinations, calling special meetings, director and officer indemnification by us and amendment of our Bylaws and Articles of Incorporation. Our Bylaws may be amended by a majority vote of our board of directors, or by a vote of 80% of the total votes entitled to vote generally in the election of directors at a duly constituted meeting of stockholders.

Stockholder Nominations and Proposals. Our Articles of Incorporation generally require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting to give not less than 30 nor more than 60 days’ advance notice to the Secretary of Banner. The notice provision requires a stockholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

The cumulative effect of the restrictions on a potential acquisition of us that are contained in our Articles of Incorporation and Bylaws, and federal and Washington law, may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.